Exhibit 10.35

                           SUPPLEMENT AND AMENDMENT #4
                                       TO
                         THE GEOWORKS-TOSHIBA AGREEMENT
                           FOR MOBILE SERVER+ SOFTWARE


This Supplement and Amendment #4 to the GEOWORKS-TOSHIBA Agreement entered September 30, 1998, as amended by Amendment #1 effective the 12th day of July 1999, Supplement and Amendment #2 dated the 1st day of April 2000, and Supplement and Amendment # 3 dated the 31st day of January 2001 is made and effective the 1st day of April 2001 ("Effective Date") by and between Geoworks Corporation, a Delaware corporation whose principal address is 960 Atlantic Avenue, Alameda, California 94501 U.S.A. ("Geoworks"), and Toshiba Corporation, a corporation duly organized and existing under the laws of Japan, having its principal place of business at 1-1, Shibaura 1-chome, Minato-ku, Tokyo 105-8001, Japan ("Toshiba").

                                  INTRODUCTION

     A. Geoworks and Toshiba entered into a contractual relationship on September 30, 1998 documented as the "Geoworks-Toshiba Agreement For The Evaluation of Software; Amendment #1 thereto, effective July 12, 1999; Supplement and Amendment #2 thereto, effective April 1, 2000; and Supplement and Amendment #3 thereto, effective January 31, 2001 (collectively the "Agreement"); and

     B. Geoworks and Toshiba now wish to supplement and amend certain financial, licensing and other terms of the Agreement, and document the changes in this Supplement and Amendment #4 ("Supplement #4").

                            SUPPLEMENT AND AMENDMENTS

     The Parties agree that all the terms and conditions of the Agreement, including the definitions of terms and expressions in the Agreement, shall remain in full force and effect with the exception of those terms and conditions supplemented, changed, amended or added herein. The Parties agree to supplement, change and amend numbered sections of the Agreement as follows:

1. DEFINITIONS

1.5. "Licensed Technology," shall mean the object code or machine-executable code version of the Geoworks Mobile Server+ Version 3.1.3 ("MS+ Version 3.1.3"), formerly known as Jellyfish Software Version 3.0, and Servlet Version 1.1 ("Servlet Version 1.1"), including Updates as made available by Geoworks.

1.6. "Maintenance Support," shall mean Bug Fixes and Updates associated with the Licensed Technology as described in Section 9.2 of this Supplement #4.

1.7. "Source Code," shall mean the computer program expressed in a source or human readable language consisting of a full source language statement of the program comprising the Licensed Technology, and all other material reasonably necessary to allow a reasonably skilled programmer or analyst who is experienced in the field of developing software, including documentation, to maintain the Licensed Technology without the assistance of Geoworks or reference to other material.

2A. EXTENSION OF COMMERCIAL LICENSE (FOR USE IN MPC AND MMS SOFTWARE PRODUCTS AND SERVICES OF TOSHIBA)

2A.1 Commercial License. Geoworks hereby extends Toshiba's license grant for the
     Licensed Technology, for the duration of this Supplement #4, and subject to the terms and conditions set forth in the Agreement and this Supplement #4. The MS+ Version 3.1.3 as defined in this Supplement #4 is currently scheduled to be provided to Toshiba on July 16, 2001. Servlet Version 1.1 was previously provided to Toshiba under the terms and conditions of Supplement #3. The continuation of the limited, non-transferable, non-exclusive commercial license to use the Licensed Technology in MPC and MMS and to reproduce and distribute such MPC and MMS only in object code versions to Toshiba's MPC and MMS customers ("MPC and MMS Customers") is in exchange for (1) the Recurring Commercial License Fee equal to ###,(2) the MS+ Version 3.1.3 License Fee established in Article 2A.7 below, and (3) the Maintenance Support Fee, also established in Article 2A.7 below.

2A.7 License Fee and Maintenance Support Fee. In consideration of the license granted herein, Toshiba will pay Geoworks ###. This License Fee is due to Geoworks on ###. MS+ Version 3.1.3 is deemed accepted by Toshiba upon receipt.

     In consideration of the Maintenance Support provided herein, Toshiba will pay ###. This Fee includes Bug Fixes and Updates to the Licensed Technology during the duration of this Supplement #4. Toshiba will pay this Maintenance Support Fee to Geoworks as follows:

          o.   # # #

          o.   # # #

          o.   # # #

          o.   # # #

6. WARRANTY AND DISCLAIMER OF WARRANTY

6.1 Warranty. Geoworks warrants that it has the right and power to enter into this Supplement and Amendment #4 and that it has the right to grant the license extension granted in Article 2A above. There are no other warranties outstanding, express or implied.

9. MAINTENANCE AND SUPPORT

     9.1 Features of the Licensed Technology. MS+ Version 3.1.3 will contain the features mutually agreed-upon between Geoworks and Toshiba which are listed in Exhibit A attached to this Supplement #4. Servlet

     Version 1.0 contained the features described with the documentation delivered with the software. Servlet Version 1.1, XML Content Loading Feature, is as described in the document "Requirements for Reading and Writing XML Documents within Premion Scripts, Version 0.6", dated October 10, 2000 and provided to Toshiba on October 13, 2000.

     Geoworks is currently utilizing four (4) of Toshiba's iPlanet Application Server licenses and Toshiba agrees that Geoworks may continue to use these licenses for the Term of this Supplement #4. Upon expiration of Term or any termination pursuant to Article 10.2, Geoworks will return the iPlanet Application Server licenses to Toshiba.

     In the event Toshiba requires or requests Geoworks to develop any additional features, which are not included in Maintenance Support (i.e., Bug Fixes and Updates), to the Licensed Technology and Geoworks agrees to develop such features, and Geoworks' standard professional engineering rates, as periodically published and supplied to Toshiba, will apply.

9.2  Maintenance  Support.  Subject to payment of the Maintenance Support Fee in
     Section 2A.7, beginning April 1, 2001 Geoworks will provide Toshiba with Bug Fixes and Updates for the duration of this Supplement #4. Toshiba will make best efforts to submit requests for Maintenance Support (i.e., reporting Errors) to Geoworks in writing in the US English language. Subsequent to receipt of a request in writing,

     Geoworks may contact Toshiba by telephone for clarification and additional detail and such subsequent discussions will be in Japanese, if necessary. On-site or remote technical support is not included in this fee, but could be provided to Toshiba at Geoworks' standard professional engineering rates as periodically published and made available to Toshiba.

9.3 While the Licensed Technology is in warranty or Toshiba is entitled to receive Maintenance Support pursuant to the Agreement, Geoworks, at its own expense, shall place one copy of the Licensed Technology Source Code with an escrow agent, reasonably acceptable to Toshiba, within sixty (60) days after ship date of the Licensed Technology to Toshiba. Upon occurrence of any of the following events, Toshiba shall be entitled to retrieve from the escrow agent one copy of the Source Code for the Licensed Technology after ten days notice to Geoworks so long as Toshiba is not in breach of the
     Agreement:

     a. Geoworks ceases to commercially offer (directly or indirectly) to provide Maintenance Support for the Licensed Technology; or

     b. Geoworks files a voluntary petition for relief against its creditors by way of reorganization or dissolution under the bankruptcy laws which prevents Geoworks from performing under the Agreement within the meaning of the Federal, or any State, Bankruptcy Act; or

     c. A filing against Geoworks of an involuntary petition for relief by Geoworks' creditors under such bankruptcy laws, if such involuntary petition for relief is not dismissed within one hundred twenty (120) calendar days of filing and which prevents Geoworks from performing under the Agreement; or

     d. Proceedings such as receivership, insolvency, reorganization, dissolution, liquidation or other similar proceedings are instituted by or against Geoworks and which prevents Geoworks from performing under the Agreement; or

     e. Geoworks ceases doing business for any reason and which cessation prevents Geoworks (and any successor in interest) from performing under the Agreement.

     Toshiba shall use such Source Code to maintain the Licensed Technology to support MPC and MMS Customers for which Toshiba has continuing warranty or Maintenance Service obligations, including internal Toshiba MPC and MMS Customers for which Toshiba has continuing warranty or Maintenance Service obligations, on the date Toshiba is entitled to retrieve a copy of the Source Code from the escrow agent. Toshiba agrees and acknowledges that the Licensed Technology Source Code is the confidential information of Geoworks and shall take such precautions to protect the delivered Source Code from unauthorized disclosure or use as required hereunder. An authorized third party, under contract with Toshiba to provide such maintenance, may only access the Source Code after it has executed a nondisclosure agreement, acceptable to Geoworks (providing Geoworks is still conducting business and such acceptance is not unreasonably withheld or delayed), to use the Source Code in accordance with the terms of this Agreement. The delivery to Toshiba of such Source Code shall be in lieu of and in full satisfaction of any other warranty or obligation that Geoworks would otherwise have under the Agreement and any corresponding Amendment to the Agreement with respect to the Licensed Technology. In the event Toshiba accesses the Source Code pursuant to the conditions specified in this Supplement #4, Toshiba has no further obligation to pay any Maintenance Support Fees which are due and payable at a date after the date Toshiba is entitled to retrieve the Source Code from the escrow agent provided that all Maintenance Support Fees due and payable prior to that date have been paid.

     In the event Toshiba accesses the Source Code, Toshiba will indemnify Geoworks from all loss, liability, claims and expense, including attorneys' and experts' charges, arising from (i) Toshiba's modifications of such Source Code and any third party's use of such modifications; (ii) any use outside the limited scope of the license; and (iii) any failure to maintain the confidentiality of the Source Code. The license to use the Source Code is non transferable and revocable only in the event of a breach of this license or the Agreement.

10. TERM AND TERMINATION

10.1 Term. The term of this Supplement and Amendment #4 shall begin upon the Effective Date and the parties agree that the Agreement, including Supplement #4, shall be renewed and continue until the earliest to occur of the following: (1) termination of the Agreement pursuant to Article 10.2; or (2) September 30, 2004.


                                   SIGNATURES

GEOWORKS                                     TOSHIBA
     /s/                                          /s/
----------------------------------           ----------------------------------
Signature                                    Signature


Christopher A. Waldo                         Dr. Tsutomu Kawada
----------------------------------           ----------------------------------
Print Name                                   Print Name


VP Sales
----------------------------------           ----------------------------------
Title                                        Title  President & CEO
                                                    iValue Creation Company
                                                    Toshiba Corporation
9/19/01                                      9/18/01
----------------------------------           ----------------------------------
Date                                         Date

                                                                   Supplement #4
                                                                       Exhibit A


MS+ Version 3.1.3 Features

     o FILEPUT tag - This tag allows MS+ scripts to write data specified in the tag body to a file. The destination file can be specified using the path and the file store. This tag complements the FILEGET tag.

     o File upload support for HTTP - This is an enhancement to the HTTP request handling and adds support for receiving multi-part mime-encoded HTTP posts. It allows MS+ to receive file data from the web client.

     o EXEC tag - This new tag allows MS+ scripts to execute an arbitrary program on the host operating system using a new process and to retrieve its result. It is possible to specify timeout and environment variables for the new process.

     o Allowing the FORWARD tag in querymaps called by the RUNQUERYMAP tag - This restores the behavior of earlier MS+ versions. It removes the limitation that the FORWARD tag is not allowed in querymaps called by the RUNQUERYMAP tag.

     o URLENCODE and URLDECODE tags - These are new tags. The former generates a URL encoded string from passed parameters or body. The latter decodes a passed URL encoded string and returns a map if name value pairs are detected or a string otherwise.

     o Improvement of the EXPRESSION tag output format - This fixes the Bug where the result of 1 + 1 becomes 2.0. The EXPRESSION tag now converts the result to a whole number if possible.

     o Timeout support for the FTP and HTTP tags - These changes allow MS+ scripts to specify timeout for the FTP and HTTP tags. If the request does not return within the specified interval, it will be interrupted and a null value is returned.

     o Enhancement to the HTTP tag - This allows MS+ scripts to specify arbitrary header information in an HTTP request. A map value containing header information to submit with the request can be specified as an attribute to the HTTP tag.

     o    Setting a correct value in the Content-Length  field in HTTP responses
          - In HTTP responses sent back to the web client, the Content-Length field now contains a correct value.

     o REFMPROXY tag (Toshiba Multimedia Engine Support) - This new tag enables MS+ to proxy requests to another origin server such as Toshiba's multimedia engine.